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                                                                  Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 GARGOYLES, INC.

         Pursuant to RCW 23B.10.070, the following constitutes Restated Articles of Incorporation of the undersigned, a Washington corporation.

                                 ARTICLE 1. NAME

         The name of this corporation is Gargoyles, Inc.

                                ARTICLE 2. SHARES

2.1      AUTHORIZED CAPITAL

         The total number of shares which this corporation is authorized to issue is Fifty Million (50,000,000), consisting of Forty Million (40,000,000) shares of Common Stock without par value and Ten Million (10,000,000) shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

2.2      ISSUANCE OF PREFERRED STOCK IN SERIES

         The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of this corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

2.3      DIVIDENDS

         The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of this corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have
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been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.

2.4      REDEMPTION

         The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by this corporation to the extent legally permissible.

2.5      LIQUIDATION

         In the event of any liquidation, dissolution, or winding up of the affairs of this corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of this corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

2.6      CONVERSION

         Shares of Preferred Stock may be convertible into Common Stock of this corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

2.7      VOTING RIGHTS

         Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.

                          ARTICLE 3. PREEMPTIVE RIGHTS

         No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

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                          ARTICLE 4. CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                              ARTICLE 5. DIRECTORS

         At the first election of Directors following the first primary, public offering of equity securities by this corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders; provided, however, that, if necessary to maintain relative equality among the classes of Directors created due to vacancies or removals of Directors, Directors may be elected to a class whose term expires prior to such third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

         The Directors of this corporation may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the Director or Directors whose removal is sought in the manner provided by the Bylaws.

                                ARTICLE 6. BYLAWS

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to approval by a majority of the Continuing Directors (as defined in Article 10); provided, however, that the Board of Directors may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board of Directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation by the affirmative vote of the holders of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of

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Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class.

               ARTICLE 7. AMENDMENTS TO ARTICLES OF INCORPORATION

         This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred stock, majority of the outstanding shares entitled to vote thereon, voting as a class, any of the provisions contained in these Articles of Incorporation; provided, however, that amendment or repeal of Article 5, Article 6, Article 7, Article 9, or Article 10 shall require the affirmative vote of the holders of two-thirds of the outstanding shares. The rights of the shareholders of this corporation are granted subject to this reservation.

                   ARTICLE 8. LIMITATION OF DIRECTOR LIABILITY

         To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 8 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                   ARTICLE 9. SPECIAL MEETINGS OF SHAREHOLDERS

         Special meetings of the shareholders may be called in the manner provided by the Bylaws of this corporation; provided, however, that upon qualification of the corporation as a "public company" under Title 23B RCW the percentage of votes required to call a special meeting shall be twenty-five percent (25%).

                     ARTICLE 10. SPECIAL VOTING REQUIREMENTS

         In addition to any affirmative vote required by law, by these Restated Articles of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 10.

10.1     DEFINITIONS

         For the purposes of this Article 10:

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         (a)      "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of this corporation's assets otherwise than in the usual and regular course of business; or
                  (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

         (b) "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on July 1, 1996 or who is elected to the Board of Directors after July 1, 1996 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

         (c) "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by this corporation.

10.2     VOTE REQUIRED FOR BUSINESS COMBINATIONS

                  10.2.1      SUPERMAJORITY VOTE

                  Except as provided in subsections 10.2.2 and 10.2.3 hereof, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

                  10.2.2      MAJORITY VOTE

                  Notwithstanding subsection 10.2.1 hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Article 10, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board of Directors authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class

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or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

                  10.2.3      NO SHAREHOLDER VOTE

                  Notwithstanding subsection 10.2.1 or 10.2.2 hereof, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by this corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this
Article 10, then no vote of the shareholders of this corporation shall be required for approval of such Business Combination.

         These Restated Articles of Incorporation are executed by said corporation by its duly authorized officer.

         DATED: August 27, 1996
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                                 GARGOYLES, INC.



                                            By: Steven R. Kingma
                                               -----------------------------
                                                Steven R. Kingma, Secretary

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